Exhibit 99.1
Hercules Offshore Announces Fourth Quarter and Full Year 2008 Results
HOUSTON, February 10, 2009 — Hercules Offshore, Inc. (Nasdaq: HERO) today reported income from continuing operations of $37.4 million, or $0.42 per diluted share, on revenues of $313.5 million for the fourth quarter 2008, excluding the effects of non-recurring items, compared with income from continuing operations of $32.8 million, or $0.37 per diluted share, on revenues of $244.2 million for the fourth quarter 2007.
Income from continuing operations for the twelve months ended December 31, 2008, was $95.7 million, or $1.08 per diluted share, on revenues of $1.1 billion, excluding the effects of non-recurring items, compared to income from continuing operations of $139.0 million, or $2.33 per diluted share, on revenues of $726.3 million for the twelve months ended December 31, 2007, excluding the effects of non-recurring items.
When including the effects of non-recurring items, the Company reported a loss from continuing operations of $1.1 billion, or $12.10 per diluted share for the twelve month period ended December 31, 2008, versus income from continuing operations of $136.0 million, or $2.28 per diluted share. The results from the twelve month period ended December 31, 2008, include a non-cash charge of $1.3 billion to reflect the impairment of goodwill and property and equipment, $7.5 million of separation and benefit related costs associated with executive management changes, a $43.4 million gain on the repurchase of $88.2 million aggregate principal amount of the Company’s 3.375% Convertible Senior Notes as well as the related write-off of unamortized issuance cost of $2.1 million. On an after-tax basis, these adjustments approximated $1.2 billion, or $13.18 per diluted share. The results from the twelve month period ended December 31, 2007, include $3.1 million in severance costs and other costs related to our July 2007 acquisition of TODCO, and a loss of $1.5 million related to the early retirement of debt, net of a $0.7 million gain on interest rate derivatives. On an after-tax basis, these items approximated $3.0 million, or $0.05 per diluted share.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “We have continued to experience a rapid decline in demand for our domestic drilling rigs due to the combined effects of the sharp decline in commodity prices, the reduced availability of credit in the wake of the global financial crisis, and the weak outlook for energy consumption over at least the short-term. We have responded aggressively by stacking a number of inland and domestic rigs. We have also reduced our overhead and operating costs in a focused and meaningful way. We will continue to be vigilant in managing our cost structure during this cyclical downturn. With the reduced level of activity, and other factors, we have also recognized a significant impairment charge to our goodwill and long-lived assets. These non-cash charges largely reflect the cyclical nature of our drilling related segments and take into account the significant decline in our equity market capitalization.”
Mr. Rynd continued, “While the outlook for 2009 drilling activity is weakening and international regions are not immune from reductions in capital spending and drilling activity, more than half of our international jackup fleet is currently contracted through at least late 2010, which should help to better insulate the International Offshore segment from experiencing the same extent of declining utilization levels that our domestic business has experienced in the last several months. We expect demand for liftboats to be more resilient as a result of the production and maintenance oriented nature of the work.”
Offshore
During the fourth quarter 2008, revenues from Domestic Offshore increased to $109.7 million from $70.7 million in the comparable period in 2007. This increase was primarily driven by a tighter supply and demand balance in the region which led to stronger utilization and dayrates.

Average revenue per day per rig increased to $72,008 in the fourth quarter 2008 from $62,796 in the fourth quarter 2007, while utilization increased to 75.3% from 55.6% in the same periods, respectively. Average operating expense per day increased to $30,132 in the fourth quarter 2008 from $23,408 in the comparable period in 2007 due to higher average labor costs during 2008, as well as the positive effect our warm-stacking of idle rigs had on our fourth quarter 2007 results. Operating income for the fourth quarter 2008 increased to $29.9 million, before impairment charges, from $6.5 million in the fourth quarter 2007.
International Offshore revenues increased to $93.2 million in the fourth quarter 2008 from $53.8 million in the comparable period in 2007 partly as a result of an increase in operating days to 728 from 601 reflecting the commencement of operations during 2008 of the Hercules 260, Hercules 208 and Hercules 261 and partly as a result of an increase in our average revenue per day per rig to $127,981 from $89,458 in the same periods, respectively. The significant increase in average revenue per day per rig reflects the aforementioned reactivations of Hercules 260, 208 and 261, which all achieved rates above the previous average, and an increase in dayrates on four of our other international rigs. Our average operating expense per day increased to $47,131 in the fourth quarter 2008 from $32,622 in the comparable quarter in 2007 which is partly due to rebilled marine package expense on Hercules 258 and Hercules 260 that commenced long-term contracts during 2008. Operating income increased by 76% to $43.3 million in the fourth quarter 2008, before impairment charge, from $24.6 million in the prior year period.
Inland
During the fourth quarter 2008, our inland segment generated revenues of $37.5 million, a decrease from the prior year period’s revenue of $53.5 million due to weak demand. Operating days declined to 951 in the fourth quarter 2008 from 1,130 in the year-ago period while average revenue per day per rig also decreased to $39,454 from $47,312 in the same periods, respectively. Including depreciation and amortization expense of $11.6 million, this segment recorded an operating loss of $8.5 million in the fourth quarter 2008, excluding the effect of impairment charges, compared with operating income of $14.1 million in the fourth quarter of 2007.
Liftboats
Domestic Liftboats generated revenues of $31.2 million in the fourth quarter 2008 versus $32.2 million in the fourth quarter 2007. Average revenue per day per liftboat declined to $9,918 in the fourth quarter 2008 from $11,656 in the fourth quarter 2007, largely due to extremely low utilization in the first quarter of 2008, which led to a considerable decline in dayrates that did not fully recover to their 2007 high. Utilization, bolstered by repair work related to Hurricanes Gustav and Ike, increased to 81.4% in the fourth quarter 2008 from 65.2% in the comparable period in 2007. Operating income increased to $12.3 million during the fourth quarter 2008 from $10.9 million in the fourth quarter of the previous year.
International Liftboats revenues increased to $27.0 million in the fourth quarter 2008 from $17.3 million in the fourth quarter 2007 due largely to a substantial increase in average revenue per day per liftboat to $20,177 from $13,480 in the same periods, respectively. Utilization was relatively stable at 78.3% in the fourth quarter 2008 versus 81.8% in the fourth quarter 2007. Our average operating expense per day per liftboat increased to $6,643 in the fourth quarter 2008 compared with $5,648 in the comparable period in 2007 due to higher rentals and repairs and maintenance expense. Operating income increased to $10.9 million during the fourth quarter 2008 from $5.2 million in the fourth quarter 2007.

Discontinued Operation
The Company sold its nine land rigs and related equipment in the fourth quarter 2007. The results of the land rig operation are reflected as a discontinued operation for all periods presented.
Asset Impairment
The results from the fourth quarter include a non-cash charge of $1.3 billion to reflect the impairment of goodwill and property and equipment. The charge includes $950.3 million, fully impairing goodwill and $202.1 million and $174.6 million reducing the carrying value of our property and equipment in the Inland and Domestic Offshore segments, respectively.
Liquidity and Capitalization
At December 31, 2008, the Company had cash and equivalents totaling $106.5 million and unused capacity of $221.0 million under its revolving credit facility. During the fourth quarter, the company repurchased an aggregate principal amount of $88.2 million of the Company’s 3.375% Convertible Senior Notes at approximately 51% of the par value of the notes, bringing the total amount of debt retired for the fourth quarter to $103.0 million. As of December 31, 2008, the Company’s balance sheet reflects total debt of $1.05 billion.
Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted income from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the company. However, these measures should be considered in addition to, and not as a substitute, or superior to, income from continuing operations, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements.
Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CST (11:00 a.m. EST) on Tuesday, February 10, 2009, to discuss its fourth quarter and year end 2008 financial results. To participate in the call, dial 800-706-7749 (domestic) or 617-614-3474 (international) and reference access code 13109400 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on Tuesday, February 10, 2009, beginning at 12:00 p.m. CST (1:00 p.m. EST), through Tuesday, February 17, 2009. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with reference code 34840806. Additionally, the recorded conference call will be accessible through our Web site at http://www.herculesoffshore.com for 28 days after the conference call.

Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 31 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in ten different countries on four continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov or the company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Stephen M. Butz
Vice President Finance and Treasurer
Hercules Offshore, Inc.
713-350-8315

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$106,455	$212,452
Marketable Securities	—	39,300
Accounts Receivable, Net	293,089	221,663
Insurance Claims Receivable	776	43,342
Supplies	2,587	2,494
Prepaids	23,033	31,417
Current Deferred Tax Asset	17,379	18,960
Other	16,706	23,565

	460,025	593,193
Property and Equipment, Net	2,088,530	2,060,224
Goodwill	—	940,241
Other Assets, Net	42,340	50,290

	$2,590,895	$3,643,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$11,455	$21,653
Insurance Note Payable	11,126	16,931
Accounts Payable	99,823	105,527
Accrued Liabilities	83,424	80,138
Taxes Payable	32,440	23,006
Other Current Liabilities	36,472	20,870

	274,740	268,125

Long-term Debt, Net of Current Portion	1,042,766	890,013
Other Liabilities	35,529	15,493
Deferred Income Taxes	330,088	458,884

Commitments and Contingencies

Stockholders’ Equity	907,772	2,011,433

	$2,590,895	$3,643,948

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$313,469	$244,197	$1,111,807	$726,278

Costs and Expenses:
Operating Expenses	161,573	130,824	631,711	346,191
Impairment of Goodwill	950,287	—	950,287	—
Impairment of Property and Equipment	376,668	—	376,668	—
Depreciation and Amortization	51,744	43,188	192,894	104,634
General and Administrative	23,383	13,295	81,160	49,811

	1,563,655	187,307	2,232,720	500,636

Operating Income (Loss)	(1,250,186)	56,890	(1,120,913)	225,642

Other Income (Expense):
Interest Expense	(14,099)	(16,226)	(59,486)	(34,859)
Gain (Loss) on Early Retirement of Debt, Net	41,313	—	41,313	(2,182)
Other, Net	497	1,455	3,315	6,483

Income (Loss) Before Income Taxes	(1,222,475)	42,119	(1,135,771)	195,084
Income Tax Benefit (Provision)	98,479	(9,316)	66,428	(59,072)

Income (Loss) from Continuing Operations	(1,123,996)	32,803	(1,069,343)	136,012
Income (Loss) from Discontinued Operation, Net of Taxes	(754)	(1,509)	(1,520)	510

Net Income (Loss)	$(1,124,750)	$31,294	$(1,070,863)	$136,522

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$(12.78)	$0.37	$(12.10)	$2.31
Income (Loss) from Discontinued Operation	(0.01)	(0.02)	(0.02)	0.01

Net Income (Loss)	$(12.79)	$0.35	$(12.12)	$2.32

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$(12.78)	$0.37	$(12.10)	$2.28
Income (Loss) from Discontinued Operation	(0.01)	(0.02)	(0.02)	0.01

Net Income (Loss)	$(12.79)	$0.35	$(12.12)	$2.29

Weighted Average Shares Outstanding:
Basic	87,970	88,850	88,351	58,897
Diluted	87,970	89,549	88,351	59,563

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2008	2007
Cash Flows from Operating Activities:
Net Income (Loss)	$(1,070,863)	$136,522
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	192,918	109,064
Stock-based Compensation Expense	12,535	7,680
Deferred Income Taxes	(111,952)	2,841
Provision for Doubtful Accounts Receivable	6,167	—
Amortization of Deferred Financing Fees	4,036	1,805
Gain on Disposal of Assets	(3,029)	(4,491)
Excess Tax Benefit from Stock-based Arrangements	(5,860)	(3,836)
(Gain) Loss on Early Retirement of Debt, Net	(41,313)	2,182
Impairment of Goodwill	950,287	—
Impairment of Property and Equipment	376,668	—
Net Change in Operating Assets and Liabilities	(39,646)	(76,026)

Net Cash Provided by Operating Activities	269,948	175,741

Cash Flows from Investing Activities:
Acquisition of Business, Net of Cash Acquired	—	(728,396)
Acquisition of Assets	(320,839)	—
Additions of Property and Equipment	(264,245)	(155,390)
Deferred Drydocking Expenditures	(17,269)	(20,772)
Investment in Marketable Securities	—	(151,675)
Proceeds from Sale of Marketable Securities	39,300	112,375
Insurance Proceeds Received	30,221	4,285
Proceeds from Sale of Assets, Net	17,045	109,745
Decrease in Restricted Cash	—	4,821

Net Cash Used in Investing Activities	(515,787)	(825,007)

Cash Flows from Financing Activities:
Short-term Debt Borrowings (Repayments), Net	2,455	(1,395)
Long-term Debt Borrowings	350,000	900,000
Long-term Debt Repayments	(121,427)	(97,750)
Redemption of 3.375% Convertible Senior Notes	(44,848)	—
Common Stock Repurchases	(49,228)	—
Proceeds from Exercise of Stock Options	5,127	2,054
Excess Tax Benefit from Stock-based Arrangements	5,860	3,836
Payment of Debt Issuance Costs	(8,097)	(17,753)
Other	—	(46)

Net Cash Provided by Financing Activities	139,842	788,946

Net Increase (Decrease) in Cash and Cash Equivalents	(105,997)	139,680
Cash and Cash Equivalents at Beginning of Period	212,452	72,772

Cash and Cash Equivalents at End of Period	$106,455	$212,452

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Domestic Offshore:
Number of rigs (as of end of period) (a)	27	27	27	27
Revenues	$109,740	$70,708	$382,358	$241,452
Operating expenses	60,988	47,377	227,884	122,131
Depreciation and amortization expense	17,765	15,929	66,850	35,143
General and administrative expenses	1,057	889	4,673	6,105

Operating income, excluding impairment charges	$29,930	$6,513	$82,951	$78,073

International Offshore:
Number of rigs (as of end of period)	12	10	12	10
Revenues	$93,170	$53,764	$327,983	$144,778
Operating expenses	37,281	21,987	147,899	59,593
Depreciation and amortization expense	11,471	6,982	37,865	15,513
General and administrative expenses	1,166	196	2,980	1,863

Operating income, excluding impairment charge	$43,252	$24,599	$139,239	$67,809

Inland:
Number of barges (as of end of period) (a)	27	27	27	27
Revenues	$37,521	$53,462	$162,487	$107,100
Operating expenses	28,987	30,090	125,656	56,636
Depreciation and amortization expense	11,577	9,314	43,107	16,264
General and administrative expenses	5,497	—	8,347	533

Operating income (loss), excluding impairment charges	$(8,540)	$14,058	$(14,623)	$33,667

Domestic Liftboats:
Number of liftboats (as of end of period)	45	47	45	47
Revenues	$31,191	$32,170	$94,755	$137,745
Operating expenses	13,346	14,302	54,474	59,902
Depreciation and amortization expense	4,848	6,353	21,317	24,969
General and administrative expenses	669	568	2,386	2,190

Operating income	$12,328	$10,947	$16,578	$50,684

(a)	In January 2009, we retired four Domestic Offshore rigs and ten Inland barges.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
International Liftboats:
Number of liftboats (as of end of period)	20	18	20	18
Revenues	$26,977	$17,254	$85,896	$63,282
Operating expenses	11,346	8,834	39,122	31,879
Depreciation and amortization expense	2,417	2,134	9,912	7,619
General and administrative expenses	2,296	1,045	5,990	3,888

Operating income	$10,918	$5,241	$30,872	$19,896

Delta Towing:
Revenues	$14,870	$16,839	$58,328	$31,921
Operating expenses	9,625	8,234	36,676	16,050
Depreciation and amortization expense	2,869	2,272	10,926	4,598
General and administrative expenses	2,128	434	4,058	1,011

Operating income, excluding impairment charge	$248	$5,899	$6,668	$10,262

Total Company:
Revenues	$313,469	$244,197	$1,111,807	$726,278
Operating expenses	161,573	130,824	631,711	346,191
Impairment of goodwill	950,287	—	950,287	—
Impairment of property and equipment	376,668	—	376,668	—
Depreciation and amortization expense	51,744	43,188	192,894	104,634
General and administrative expenses	23,383	13,295	81,160	49,811

Operating income (loss)	(1,250,186)	56,890	(1,120,913)	225,642
Interest expense	(14,099)	(16,226)	(59,486)	(34,859)
Gain (loss) on early retirement of debt, net	41,313	—	41,313	(2,182)
Other income	497	1,455	3,315	6,483

Income (loss) before income taxes	(1,222,475)	42,119	(1,135,771)	195,084
Income tax benefit (provision)	98,479	(9,316)	66,428	(59,072)

Income (loss) from continuing operations	(1,123,996)	32,803	(1,069,343)	136,012
Income (loss) from discontinued operation, net of taxes	(754)	(1,509)	(1,520)	510

Net income (loss)	$(1,124,750)	$31,294	$(1,070,863)	$136,522

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended December 31, 2008
					Average
				Average	Operating
	Operating	Available		Revenue per	Expense per
	Days	Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	1,524	2,024	75.3%	$72,008	$30,132
International Offshore	728	791	92.0%	127,981	47,131
Inland	951	1,380	68.9%	39,454	21,005
Domestic Liftboats	3,145	3,864	81.4%	9,918	3,454
International Liftboats	1,337	1,708	78.3%	20,177	6,643

	Three Months Ended December 31, 2007
					Average
				Average	Operating
	Operating	Available		Revenue per	Expense per
	Days	Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	1,126	2,024	55.6%	$62,796	$23,408
International Offshore	601	674	89.2%	89,458	32,622
Inland	1,130	1,564	72.3%	47,312	19,239
Domestic Liftboats	2,760	4,232	65.2%	11,656	3,379
International Liftboats	1,280	1,564	81.8%	13,480	5,648

	Twelve Months Ended December 31, 2008
					Average
				Average	Operating
	Operating	Available		Revenue per	Expense per
	Days	Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	5,907	8,166	72.3%	$64,730	$27,906
International Offshore	2,753	3,005	91.6%	119,137	49,218
Inland	4,048	5,885	68.8%	40,140	21,352
Domestic Liftboats	10,343	15,785	65.5%	9,161	3,451
International Liftboats	5,028	6,501	77.3%	17,084	6,018

	Twelve Months Ended December 31, 2007
					Average
				Average	Operating
	Operating	Available		Revenue per	Expense per
	Days	Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	3,265	4,958	65.9%	$73,952	$24,633
International Offshore	1,549	1,625	95.3%	93,465	36,673
Inland	2,279	2,941	77.5%	46,994	19,257
Domestic Liftboats	11,265	16,749	67.3%	12,228	3,576
International Liftboats	5,077	6,149	82.6%	12,464	5,184

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in Domestic Offshore revenue is a total of $0.1 million and $0.4 million related to amortization of contract specific capital expenditures reimbursed by the customer for the three and twelve months ended December 31, 2007, respectively. There was no such revenue in the three and twelve months ended December 31, 2008. Included in International Offshore revenue is a total of $2.3 million and $11.6 million related to amortization of deferred mobilization revenue and contract specific capital expenditures reimbursed by the customer for the three and twelve months ended December 31, 2008, respectively, and $0.3 million and $3.2 million for the three and twelve months ended December 31, 2007, respectively. Included in International Liftboats revenue is a total of $0.3 million related to amortization of deferred mobilization revenue for both the three and twelve months ended December 31, 2008. There was no such revenue in the three and twelve months ended December 31, 2007 for International Liftboats.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per-day expenses we incur when they are under contract. Included in International Offshore operating expense is a total of $1.0 million and $5.6 million related to amortization of deferred mobilization expenses for the three and twelve months ended December 31, 2008, respectively, and $0.6 million and $2.8 million for the three and twelve months ended December 31, 2007, respectively.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2008 and the twelve months ended December 31, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,
	2008		2008		2007
Operating Income (Loss):
GAAP Operating Income (Loss)	$(1,250,186)		$(1,120,913)		$225,642
Adjustment	1,328,914	(a)	1,334,423	(b)	3,090	(c)

Non-GAAP Operating Income	$78,728		$213,510		$228,732

Other Income (Expense):
GAAP Other Income (Expense)	$27,711		$(14,858)		$(30,558)
Adjustment	(41,313	)(a)	(41,313	)(b)	1,524	(c)

Non-GAAP Other Expense	$(13,602)		$(56,171)		$(29,034)

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$98,479		$66,428		$(59,072)
Tax Impact of Adjustment	(126,164	)(a)	(128,092	)(b)	(1,615	)(c)

Non-GAAP Provision for Income Taxes	$(27,685)		$(61,664)		$(60,687)

Income (Loss) from Continuing Operations:
GAAP Income (Loss) from Continuing Operations	$(1,123,996)		$(1,069,343)		$136,012
Total Adjustment, Net of Tax	1,161,437	(a)	1,165,018	(b)	2,999	(c)

Non-GAAP Income from Continuing Operations	$37,441		$95,675		$139,011

Diluted Earnings (Loss) per Share from Continuing Operations:
GAAP Diluted Earnings (Loss) per Share from Continuing Operations	$(12.78)		$(12.10)		$2.28
Adjustment per Share	13.20	(a)	13.18	(b)	0.05	(c)

Non-GAAP Diluted Earnings per Share from Continuing Operations	$0.42		$1.08		$2.33

(a)	These amounts represent a non-cash charge of $1.3 billion to reflect the impairment of goodwill and property and equipment, $2.0 million of separation and benefit related costs associated with the Company’s executive management changes, a $43.4 million gain on the repurchase of $88.2 million aggregate principal amount of the Company’s 3.375% Convertible Senior Notes as well as the related write-off of unamortized issuance cost of $2.1 million. On an after-tax basis, these adjustments approximated $1.2 billion, or $13.20 per diluted share.

(b)	These amounts represent a non-cash charge of $1.3 billion to reflect the impairment of goodwill and property and equipment, $7.5 million of separation and benefit related costs associated with the Company’s executive management changes, a $43.4 million gain on the repurchase of $88.2 million aggregate principal amount of the Company’s 3.375% Convertible Senior Notes as well as the related write-off of unamortized issuance cost of $2.1 million. On an after-tax basis, these adjustments approximated $1.2 billion, or $13.18 per diluted share.

(c)	Adjustment represents $3.1 million in severance and other acquisition related costs and a loss of $1.5 million related to the early retirement of debt, net of a $0.7 million derivative gain. On an after-tax basis, these adjustments approximated $3.0 million, or 5 cents per diluted share.